                                                                  Exhibit 10.109


December 8, 2000


Mr. Ray C. Thousand
30 Bridge Port Road
Newport Beach, CA  92657

        Re:    Employment Agreement

Dear Mr. Thousand:

This letter agreement and attachments hereto, (collectively the "Agreement") set forth the terms and conditions of your employment with Pan American Bank, FSB ("Employer"). By signing this Agreement, you will be agreeing to these terms. It is important that you understand clearly both what your benefits are and what is expected of you by Employer. The effective date of this Agreement (the "Effective Date") shall be as of December 8, 2000, and will replace your previous agreement.

1. Term. This Agreement shall have a term of three (3) years, commencing as of the Effective Date (the "Term"). Where used herein, "Term" shall refer to the entire period of your employment by Employer from and after the Effective Date, whether for the period provided above or as extended or terminated earlier as hereinafter provided.

2. Duties. You shall hold the office of President and Chief Executive Officer of Employer, and President and Chief Executive Officer of Employer's automobile finance subsidiary, United Auto Credit Corporation ("UACC"). You shall perform the duties customarily performed by individuals holding a similar title with other financial institutions or as otherwise may be agreed upon by Employer and you from time to time. Without limiting the foregoing, you shall serve as President and Chief Operating Officer of Employer's parent, United PanAm Financial Corporation ("UPFC") for such period during the Term as may be requested by Employer, and perform any such further or additional duties without compensation other than the compensation provided under this Agreement. You shall report directly to the Chairman of the Board of Directors of Employer. During the Term hereof, you shall perform the services herein contemplated faithfully, diligently and to the best of your ability in compliance with instructions and policies of Employer's Board of Directors, Employer's charter documents and Bylaws and with all applicable laws and regulations.

3.      Compensation.

        a) Base Salary. For your service rendered to Employer and it affiliates, including UACC, during the Term hereof, Employer shall pay or cause to be paid a base salary to you at the rate of $200,000 per annum from December 8, 2000 to December 7, 2001, $220,000 per annum from December 8, 2001 to December 7, 2002 and $240,000 per annum from December 8, 2002 to December 7, 2003, payable in conformity with Employer's normal payroll periods and procedures.

        b) Bonus. In addition to the base salary provided for under Section 3(a) above, you shall be entitled to annual bonus compensation in accordance with the incentive compensation formula set forth in Exhibit A to this Agreement. Among other things, the incentive compensation formula establishes certain performance criteria and volume objectives by which the amount of your bonus compensation, if any, is to be determined. Your bonus shall be payable based on a calendar year and shall be due within 60 days of the end of each such year. Any bonus due for any partial year as provided in this Agreement shall also be paid within 60 days of the end of the calendar year in which the event giving rise to such partial payment occurs.

        c) Automobile Allowance. You shall receive during the Term of this Agreement an automobile allowance of Two Hundred Dollars ($200) per month.

        d) Options. The parties agree that they will negotiate a mutually acceptable stock option package granting to you the right to purchase shares once the conversion to a state bank has been completed.

4. Other Benefits. During the Term hereof and unless otherwise agreed to by Employer and you:

        a) Vacation. You shall be entitled to a total of four (4) weeks paid vacation, the amount and term of which shall be determined in accordance with the policies of Employer as in effect from time to time.

        b) Group Medical, Life Insurance and Other Benefits. You will be eligible for the medical, dental, vision, life insurance and long-term disability plans that are generally applicable to your employment classification.

5. Business Expenses. You shall be entitled to reimbursement by Employer for any and all ordinary and necessary business expenses reasonably incurred by you in the performance of your duties and in acting for Employer during the Term of this Agreement, provided that you furnish to Employer adequate records and other documentation as may be required for the substantiation of such expenditures as a business expense of Employer.

6.      Termination.

        a) Termination for Cause. Employer may for cause terminate your employment at any time during the Term of this Agreement. In such event, all of your rights under this Agreement shall terminate and you shall have no right to receive compensation, and other benefits shall cease for any period after the effective date of such termination for cause. Any bonus compensation otherwise accrued shall be forfeited. Termination for "cause" shall be defined as your personal dishonesty, willful misconduct, breach of fiduciary or duty of loyalty, continuing intentional or habitual failure to perform stated duties, failure to reach 50% of pretax quarterly profit in a given quarter (using a quarterly weight of Q1 22%, Q2 24%, Q3 26% and Q4 28% for the yearly profit stipulated in Exhibit A) plus all the other conditions stipulated in Exhibit A, violation of any law (other than minor traffic violations or similar misdemeanor offenses), rule or regulation adopted by the Office of Thrift Supervision, Federal Deposit Insurance Corporation or other regulatory agency with jurisdiction over Employer, any judgment, ruling or decree by any court of competent jurisdiction or administrative body that precludes or impairs your ability to perform the services contemplated by this Agreement or any material breach by you of any provision of this Agreement.

        b) Termination Without Cause. Employer may terminate your employment without cause at any time during the Term of this Agreement. In the event that Employer terminates your employment without cause, you shall be entitled to receive as severance compensation an amount as provided in Exhibit B. The severance payment under this
               Section 6(b) shall be provided in a lump sum or, at your election, in equal monthly installments for a period not to exceed twelve (12) months from the date of termination. This payment shall be in lieu of any and all other compensation due under the agreement unless previously vested or earned, except the amount of any bonus compensation payable to you under Section 3(b) hereof, shall be prorated through the date of termination.

        c) Compliance with Law and Regulation. You and Employer expressly acknowledge and agree that any payments made to you pursuant to this Agreement or otherwise are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

        d) Suspension and Removal Orders. If you are suspended and/or temporarily prohibited from participating in the conduct of Employer's affairs by notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818 (e)(3) and (g)(1)), the Employer's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceeding. If the charges in the notice are dismissed, Employer may in its discretion: (I) pay you all or part of the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate (in whole or in part) any of its obligations which were suspended. If you are removed and/or permanently prohibited from participating in the conduct of Employer's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)), all obligations of Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

        e)     Termination by Default. If Employer is in default (as defined in
               Section 3(x)(1) of the Federal Deposit Insurance Action (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the parties shall not be affected.

        f) Supervisory Assistance or Merger. All obligations under this Agreement shall be terminated, except to the extent that it is determined that continuation of the Agreement is necessary for the continued operation of Employer: (I) by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act (12 U.S.C. Section 1823(c)); or (ii) by the Director or his or her designee, at the time that the Director or his or her designee approves a supervisory merger to resolve problems related to the operation of Employer or when

               Employer is in an unsafe or unsound condition. All rights of the parties that have already vested, however, shall not be affected by such action.

        g) Disability. In the event that you shall fail, because of illness, incapacity or injury, to render the services contemplated by this Agreement for three (3) consecutive calendar months, or for shorter periods aggregating four (4) months in any twelve (12) month period, your employment hereunder may be terminated by written notice from Employer to you. In the event that your employment is terminated under this Section 6(g), you shall receive the difference between any disability payments provided through insurance plans offered by Employer, if any, provided you have enrolled in such plans and paid the cost thereof, and your base salary as set forth in Section 3(a) hereof, for six months after notice from Employer, plus the amount of any bonus compensation payable to you under Section 3(b) hereof, prorated through the date of termination. Such termination shall not affect any rights which you may have pursuant to any insurance or other death benefit, or any stock option plans or options vested thereunder, which rights shall continue to be governed by the provisions of such plans and arrangements.

        h) Death. If your employment is terminated by reason of your death, this Agreement shall terminate without further obligations of Employer to you (or your heirs or legal representatives) under this Agreement, other than for payment of: (i) your base salary (as set forth in Section 3(a) hereof) through the date of termination; (ii) the amount of any bonus compensation payable to you under Section 3(b) above, prorated through the date of termination; (iii) any compensation previously deferred by you;
               (iv) any accrued vacation and/.or sick leave pay; and (v) any amounts due pursuant to the terms of any applicable welfare benefit plan. All of the foregoing amounts (other than any prorated bonus compensation) shall be paid to your estate or beneficiary, as applicable, in a lump sum in cash within thirty
               (30) days after the date of termination or earlier as required by applicable law.

7. Disclosure or Use of Employer's Trade Secrets. During the Term hereof, you will have access to and become acquainted with what you and Employer acknowledge are trade secrets or confidential or proprietary information of Employer (including but not limited to products, employees, practices, policies or process). You shall not use or disclose any trade secrets, confidential or proprietary information, directly or indirectly, or cause them to be used or disclosed in any manner, except as may be required or requested by Employer, by court order or under applicable law or regulation. This paragraph shall survive the termination of this agreement.

8. Return of Documents. You expressly agree that all manuals, documents, files, reports, studies or other materials used and/or developed by you for Employer during the Term of this Agreement or prior thereto while you were employed by Employer are solely the property of Employer, and that you have no right, title or interest therein. Upon termination of this Agreement, you or your representative shall promptly deliver possession of all such materials (including any copies thereof) to Employer.

9. Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, or sent by United States mail, certified or registered, with return receipt requested, if to you, addressed to you at your last residence address as shown in the records of Employer, and if to Employer, addressed to the Chairman of Employer at Employer's principal office.

10. Governing Law and Jurisdiction. This Agreement, the legal relations between the parties and any action instituted by any party arising under or in connection with this Agreement, shall be governed by and interpreted in accordance with the laws of the State of California.

11. Arbitration. Any dispute, controversy or claim arising out of or in respect of this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall at the request of either party be submitted to and settled by arbitration conducted at a mutually convenient office of the Judicial Arbitration & Mediation Services, Inc. ("JAMS"). Employer and you may agree on a retired judge from the JAMS panel. If we are unable to agree upon a retired judge, JAMS will provide a list of three available judges and each party may strike one. If two of the three judges are stricken, the remaining judge will serve as arbitrator. If two arbitrators remain, the first judge listed shall serve as arbitrator. Employer and you agree that arbitration must be initiated within two years after the claim breach occurred and that the failure to initiate arbitration within the two-year period constitutes an absolute bar to the institution of any new proceedings related to such alleged breach. The aggrieved party can initiate arbitration by sending written notice of any intention to arbitrate by registered or certified mail to all parties and to JAMS. The notice must contain a description of the dispute, the amount involved and the remedy sought. The prevailing party in such proceeding will be entitled to the reasonable attorneys' fees and expenses of counsel and costs incurred by reason of such arbitration.

12. Benefit of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that you may not assign any interest in this Agreement without the prior written consent of Employer.

13. Captions. Captions and paragraph heading used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

14. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to your employment by Employer, and it expressly supersedes any and all other agreements, either oral or written, relating thereto.

15. Severability. Should any provision of this Agreement for any reason be declared invalid, void or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with such invalid, void or unenforceable provisions eliminated; provided, however, that the remaining provisions still reflect the intent of the parties to this Agreement.

16. Amendments. This Agreement may not be amended or modified except by a written agreement signed by you and the Chairman of Employer. This Agreement and any amendment thereof may be executed in counterparts.

17. Non-Solicitation. You agree that for a period of one year after the termination of employment you will not, except in the case of termination pursuant to Section 6(b) hereof, on behalf of the Employee or on behalf of any other individual, association or entity, call on any of the customers of Employer for the purpose of soliciting or inducing any of such customers to acquire (or providing to any of such customers) any product or service provided by Employer, nor will you in any way, directly or indirectly, as agent or otherwise, in any other manner solicit, influence or encourage such customers to take away or to divert or direct their business to you or any other person or entity by or with which Employee is employed, associated, affiliated or otherwise related.

18. Employees. Employee agrees that for a period of two years after the termination of Employee's employment, except in the case of termination pursuant to Section 6(b) hereof, you will not, directly or indirectly, disrupt, damage, impair, or interfere with Employer's business by soliciting, influencing, encouraging or recruiting any employee of Employer to work for you or any other person or entity.

        We look forward to your continued successful association with us. In order to confirm your agreement with and acceptance of the terms and conditions set forth above, please sign and date one copy of this Agreement where indicated below and return it to my office. The other copy is for your records.

Very truly yours,




Guillermo Bron
Chairman of Pan American Bank

I agree to the terms of employment set forth in this Agreement subject to approval of the Board of Directors of Pan American Bank.



__________________________________          _________________
Employee                                    Date

                                    EXHIBIT A
                               Bonus Calculations

GOALS
-----

                                                                                December 31,
                                                                                    2001
                                                                             ------------------
1. Pre-tax profit - UPFC                                                       $  12,500,000

2. Average monthly auto loan volume for last quarter of year                   $  18,500,000

3. Average delinquency of non-mortgage loans(30+ contractual) of less than              2.25%

4. Average net charge-off of non-mortgage loans (charge-offs vs. average
O/S for the period) less than                                                               5.25%

BONUS
-----

Bonus will be calculated as follows:
Year 1
------

25% of base salary if pre-tax profit of $10,700,000 is achieved and at least two of the other three goals are met.
50% of base salary if pre-tax profit of $11,300,000 is achieved and all goals are met.
75% of base salary if pre-tax profit of $11,900,000 is achieved and all goals are met.
100% of base salary if pre-tax profit of $12,500,000 is achieved and all goals are met.

The bonus calculation, including the amounts to be used for the goals as set forth above, shall be mutually agreed upon in years 2 and 3 based on the approved budget for Employer.

Attainment of goals/bonus assumes that there are no material changes in policy by Employer that might materially affect or limit the Business Plan. If any material changes in policy are made by Employer, and not concurred in by you, then goals and bonus calculation will be adjusted accordingly upon mutual agreement of the parties.

You must be on the payroll at the end of the calendar year to be eligible for payment of a bonus regardless of length of service or reason for termination or resignation unless provided for specifically in the Agreement. If you are discharged by Employer for any reasons set forth in Section 6(a) of the Agreement, your right to a bonus shall be forfeited even if you are on the payroll at the end of the calendar year.

Bonus payments will be made within 60 days after the end of the calendar year allowing for the review of the results of operations. If you become entitled to a bonus for any partial year during the Term by reason of termination of your employment under Sections 6(b), (g), or (h) of the Agreement, your bonus shall still be based on the entire calendar year's results and will not be due until 60 days following the end of such year.

                                   EXHIBIT B
                            Severance Compensation
                        Upon Termination Without Cause
                               Pursuant to 6(b)

If termination occurs during the first two years of the Term, the payment shall be equal to twelve (12) months salary at the then current base salary, plus prorated bonus through the date of termination.

If termination occurs in the third year, the amount paid shall be the actual amount of base salary remaining to be paid to the end of the Term, plus prorated bonus through the date of termination.